ING Life Insurance and Annuity Company
[Windsor, Connecticut]	Important terms and definitions used in this
Contract appear on page 4.
[Customer Service Center
P.O. Box 10450
909 Locust Street
Des Moines, Iowa 50306-0450]
[1-888-854-5950]
[www.ingfinancialsolutions.com]

Product Name		Contract Number
[ ING express Retirement Variable Annuity]		[R123456]
Annuitant	Age of Annuitant	Sex of Annuitant
[Thomas J. Doe]	[55]	[Male]
Owner/Joint Owner	Age of Owner/Joint Owner	Residence State
[Thomas J. Doe]	[55]	[Maryland]
Contract Date	Issue State
[July 1, 2010]	[Maryland]
Initial Premium	DOI Phone Number – Issue State
[$50,000.00]	[(401) 468-2090]
Annuity Commencement Date
[July 1, 2045]
Variable Separate Account
[Variable Annuity Account B]

MODIFIED SINGLE PREMIUM DEFERRED INDIVIDUAL VARIABLE ANNUITY CONTRACT WITH MINIMUM
GUARANTEED WITHDRAWAL BENEFIT

In this Contract, “you” or “your” refers to the Owner shown above. “We”, “our”, or “us” refers to ING
Life Insurance and Annuity Company.

READ YOUR CONTRACT CAREFULLY. This is a legal Contract between you and us.

Payments and values under this Contract, when based on the investment experience of the variable sub-accounts may increase or decrease, depending on the investment results of the variable sub-
accounts; they are not guaranteed as to dollar amounts. Provisions regarding the variable nature of this Contract are found in Section 5.

                                       RIGHT TO EXAMINE AND RETURN THIS CONTRACT
You may return this Contract by mailing or delivering it to our Customer Service Center at the address shown above or to the producer through whom you purchased it within ten days (or thirty days if this is a replacement contract as defined by applicable state regulation) after the date you receive it. If so returned, we will promptly pay you the Accumulation Value plus any charges we have deducted which may be more or less than the Premium paid depending on the investment results of the variable sub-
accounts. If you are unsure whether your Contract is a replacement contract, please contact us at our
Customer Service Center at the phone number or address set forth above.

WE WILL PROVIDE YOU WITH ADDITIONAL INFORMATION REGARDING THE BENEFITS AND
PROVISIONS OF THIS CONTRACT UPON WRITTEN REQUEST. YOU MAY ALSO CALL OUR
CUSTOMER SERVICE CENTER AT [1-888-854-5950] FOR INQUIRIES, INFORMATION OR ASSISTANCE.

This Contract is non-participating which means it will not pay dividends resulting from any of the surplus or earnings of ING Life Insurance and Annuity Company.

ICC10 IU-IA-4027

ICC10 IU-IA-4027	2

1. CONTRACT SCHEDULE

A.	Charges and Fees:
	Annual Administrative Charge	[$0.00]
	Excess Transfer Charge	[$0.00]
	Daily Mortality & Expense Risk Charge	[0.001098]%, equal to an
annual rate of [0.40]%
Minimum Guaranteed Withdrawal Benefit
	Charge Rate (MGWB Charge Rate)	[0.250]%, deducted quarterly (annual rate [1.00]%)

B. Specially Designated Variable Sub-account [ING Money Market Portfolio] or its successor

C.	Minimum Guaranteed Withdrawal Benefit (MGWB)

	Lifetime Withdrawal Eligibility Age	[59½]

	Ratchet Dates	[Any Annual Contract Anniversary before the Lifetime
Withdrawal Phase begins]

Maximum Annual Withdrawal (MAW) Schedule
	Annuitant’s Age (at time Lifetime	Maximum Annual Withdrawal Percentage
Withdrawal Phase begins)

	[59½ - 69	4.0%
	70+	5.0%]

The purpose of the Minimum Guaranteed Withdrawal Benefit (MGWB) provided under this Contract is to provide security through a stream of monthly income payments to the Owner. The MGWB will terminate upon change in ownership of the Contract unless the new Owner meets the qualifications specified in the
Minimum Guaranteed Withdrawal Benefit termination provision in Section 6.2.

D. Attached Endorsements

[None]

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2. IMPORTANT TERMS AND DEFINITIONS

Accumulation Value is defined in Section 5.2.

Additional Premium means any payment, other than the Initial Premium, made by you and accepted by us for this Contract.

Annuitant means the individual designated by you and upon whose life Annuity Payments and Minimum
Guaranteed Withdrawal Benefits are based. The Annuitant on the Contract Date is shown on the first page of this Contract. See Section 3.3 for additional details.

Annuity Commencement Date means the date on which Annuity Payments commence.

Annuity Payments means periodic payments made by us to you or, subject to our consent in the event the payee is not a natural person, to a payee designated by you.

Annuity Plan means an option elected by you (or, if none is elected, means the option described under
Electing an Annuity Plan in Section 6.4) that determines the frequency, duration and amount of the Annuity
Payments.

Beneficiary means the individual or entity you select to receive the Death Benefit.

Business Day means any day that the New York Stock Exchange is open for trading, exclusive of federal holidays, or any day the Securities and Exchange Commission (“SEC”) requires that mutual funds, unit investment trusts or other investment portfolios be valued.

Cash Surrender Value means the amount you receive upon Surrender of this Contract which equals the
Accumulation Value minus any applicable charges. See Sections 5.2, 5.3, and 6.1 for additional details.

Code means the Internal Revenue Code of 1986, as amended.

Contingent Annuitant means the individual who is not an Annuitant and will become the Annuitant if the named Annuitant dies prior to the Annuity Commencement Date and the Death Benefit is not otherwise payable.

Contract means this Modified Single Premium Deferred Individual Variable Annuity Contract with Minimum
Guaranteed Withdrawal Benefit, together with any attached application, amendments, or Endorsements.

Contract Anniversary means the same day and month each year as the Contract Date. If the Contract Date is February 29th, in non-leap years, the Contract Anniversary shall be March 1st.

Contract Date means the date on which this Contract becomes effective. The Contract Date is shown on the first page of this Contract.

Contract Year means the period beginning on a Contract Anniversary (or, in the first Contract Year only, beginning on the Contract Date) and ending on the day preceding the next Contract Anniversary.

Death Benefit means the amount payable to the Beneficiary upon death of any Owner (or, if the Owner is not a natural person, upon the death of the Annuitant) (1) prior to the Annuity Commencement Date and before the Contract enters the Lifetime Automatic Periodic Benefit Status, or (2) while the Payments for Life with a
Surrender Right and Death Benefit Annuity Plan is in effect and before the Contract enters the Lifetime
Automatic Periodic Benefit Status.

Endorsements mean attachments to the Contract that add to, amend, change, modify or supersede the
Contract’s terms or provisions.

Excess Transfer means any transfer after twelve transfers have occurred within any Contract Year.

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Excess Transfer Charge means the charge we may assess on each Excess Transfer. The Excess Transfer
Charge amount is stated in the Contract Schedule.

Excess Withdrawal means any Withdrawal taken before the Annuitant reaches the Lifetime Withdrawal
Eligibility Age, other than a request for the payment of Investment Advisory Fees or any Withdrawal in a
Contract Year exceeding the then current Maximum Annual Withdrawal (MAW) on or after the Lifetime
Withdrawal Phase has begun.

General Account means an account which contains all of our assets other than those held in our variable separate account.

Initial Premium means the payment made by you to us to put this Contract into effect.

Insurable Interest means a lawful and substantial economic interest in the continued life of a person. An
Insurable Interest does not exist if the Owner’s sole economic interest in the Annuitant arises as a result of the
Annuitant’s death.

Investment Advisory Fees means fees or charges paid to a registered investment advisor for advice provided on the selection and ongoing allocation of Accumulation Value among the funds underlying this
Contract.

Irrevocable Beneficiary means a Beneficiary whose rights and interests under this Contract cannot be changed without his, her or its consent.

Joint Owner means an individual who, along with another individual Owner, is entitled to exercise the rights incident to ownership. Both Joint Owners must agree to any change or the exercise of any rights under the
Contract. The Joint Owner may not be an entity and may not be named if the Owner is an entity. The Joint
Owner, if any, on the Contract Date is shown on the first page of this Contract. See Section 3.2 for additional details.

Lifetime Automatic Periodic Benefit Status means a period in time during which we will pay you MGWB
Periodic Payments. See Section 6.2 for details.

Lifetime Withdrawal Eligibility Age means the age of the Annuitant shown in the Contract Schedule on or after which the Owner may begin the Lifetime Withdrawal Phase. See Section 6.2 for additional details.

Lifetime Withdrawal Phase means the period under the Minimum Guaranteed Withdrawal Benefit during which the Maximum Annual Withdrawal is calculated and is available for withdrawal. The Lifetime Withdrawal
Phase begins on the date of the first Withdrawal, other than a Withdrawal requested for the payment of
Investment Advisory Fees, on or after the date the Annuitant reaches the Lifetime Withdrawal Eligibility Age.
See Section 6.2 for additional details.

Maximum Annual Withdrawal or MAW means the maximum amount available for Withdrawal from the
Contract under the Minimum Guaranteed Withdrawal Benefit in any Contract Year without reducing the MGWB
Base in future Contract Years.

MGWB Base means the factor that is used only for the sole purpose of calculating the MAW and the charge for the Minimum Guaranteed Withdrawal Benefit. The MGWB Base has no cash value.

MGWB Charge Rate means the percentage of the MGWB Base as of the last Business Day immediately prior to the date the MGWB Charge is deducted. The MGWB Charge Rate percentage is shown in the Contract
Schedule.

MGWB Periodic Payments mean the payments that occur after the Contract enters the Lifetime Automatic
Periodic Benefit Status.

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Minimum Guaranteed Withdrawal Benefit or MGWB means the benefit available after the Annuitant reaches the Lifetime Withdrawal Eligibility Age that guarantees that the Owner will have a pre-determined amount, the MAW, available for Withdrawals from the Contract each Contract Year, even if the Accumulation
Value is reduced to zero, as more fully described in Section 6.2 of the Contract.

Minimum Guaranteed Withdrawal Benefit Charge or MGWB Charge means the charge applied to the
MGWB Base as described in Section 5.3.

Net Return Factor means the value that reflects: (1) the investment experience of a mutual fund or investment portfolio in which a variable sub-account invests; and (2) the charges assessed against that variable sub-account during a Valuation Period.

Notice to Us means notice made in a form that: (1) is approved by, or is acceptable to, us; (2) has the information and any documentation we determine in our discretion to be necessary to take the action requested or exercise the right specified; and (3) is received by us at our Customer Service Center at the address specified on the first page of this Contract. Under certain circumstances, we may permit you to provide Notice to Us by telephone or electronically.

Notice to You means written notification mailed to your last known address. A different means of notification may also be used if you and we mutually agree. When action is required by you, the time frame and manner for response will be specified in the notice.

Owner means the individual (or entity) that is entitled to exercise the rights incident to ownership. The terms
“you” or “your”, when used in this Contract, refer to the Owner. The Owner on the Contract Date is shown on the first page of this Contract. See Section 3.2 for additional details.

Premium means collectively the Initial Premium and any Additional Premium.

Proof of Death means the documentation we deem necessary to establish death including, but not limited to:
(1) a certified copy of a death certificate; (2) a certified copy of a statement of death from the attending physician; (3) a finding of a court of competent jurisdiction as to the cause of death; or (4) any other proof we deem in our discretion to be satisfactory to us.

Ratchet means the increase to the MGWB Base by an amount equal to the difference between the MGWB
Base and the Accumulation Value on the applicable Ratchet Date if the Accumulation Value is greater than the amount of the MGWB Base immediately prior to such Ratchet Date.

Ratchet Date means the applicable date set forth in the Contract Schedule.

Right To Examine and Return This Contract Period means the period of time during which you have the right to return the Contract for any reason, or no reason at all, and receive the payment as described in the
Right to Examine and Return This Contract provision appearing on the first page of this Contract.

Specially Designated Variable Sub-account means a variable sub-account that is used as a “holding”
account or for administrative purposes. The Specially Designated Variable Sub-account is designated by us and is identified in the Contract Schedule.

Surrender means a transaction in which the entire Cash Surrender Value is taken from the Contract.

Valuation Period means the time from the close of regular trading on the New York Stock Exchange on one
Business Day to the close of regular trading on the next succeeding Business Day.

“We”, “our”, or “us”, when used in this Contract, means ING Life Insurance and Annuity Company, a stock company domiciled in Connecticut.

Withdrawal means a transaction in which only a portion of the Cash Surrender Value is taken from the
Contract. Annuity Payments under the Payments for Life with a Surrender Right and Death Benefit Annuity
Plan are treated as Withdrawals.

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3. INTRODUCTION TO THE CONTRACT

3.1 The Contract
This Contract and any attached application, amendments, or Endorsements constitute the entire Contract between you and us. The Contract is issued in consideration of the Initial Premium. If the application is attached to the Contract, all statements made by the applicant for the issuance of the Contract shall, in the absence of fraud, be deemed representations and not warranties.

Only our president, a vice president or secretary is authorized to amend, change or modify any of the
Contract’s terms, provisions or requirements. Any such amendment, change or modification must be in writing. We may amend, change or modify this Contract if required by law, including any amendment, change or modification necessary to continue to qualify such Contract as an annuity contract under applicable law. An Endorsement added to comply with applicable law does not require your consent but is subject to regulatory approval. Any such amendments, changes or modifications will apply uniformly to all contracts that are affected.

The provisions of this Contract shall, in all events, be construed to comply with applicable U.S. federal income tax requirements including the requirements of Section 72(s) of the Code.

3.2 The Owner
The Owner owns the Contract and is entitled to exercise the rights incident of ownership. The Owner on the Contract Date is listed on the first page of the Contract. There may be Joint Owners; however, if there is more than one Owner, both Owners must agree to any change or the exercise of any rights under this
Contract.

We require the Owner of the Contract to have an Insurable Interest in the Annuitant. An Insurable Interest
does not exist if the Owner’s sole economic interest in the Annuitant arises as a result of the Annuitant’s death.

You may change the ownership of this Contract at any time prior to the Annuity Commencement Date.
Any change, addition or deletion of an Owner is treated as a change of ownership. To change ownership, you must provide Notice to Us of such change. Change of ownership will take effect as of the date Notice to Us is signed by the Owner, subject to any payments we make or actions we take prior to our receipt of such Notice to Us.

Certain changes in ownership will terminate the Minimum Guaranteed Withdrawal Benefit. See Section
6.2 for complete details.

3.3 The Annuitant
The Annuitant must be a natural person and cannot be changed while he or she is living. Each Owner must have an Insurable Interest in the life of the Annuitant. While the Minimum Guaranteed Withdrawal
Benefit is in effect, the Annuitant must be the Owner unless the Owner is not a natural person. You may name a joint Annuitant on the Annuity Commencement Date, but only if you elect a Joint and Last Survivor
Life Payments Annuity Plan.

In addition to the Annuitant, you may also name a Contingent Annuitant. The Contingent Annuitant cannot be changed while he or she is living.

If at the time of the Annuitant’s death the Owner is not a natural person, the death of the Annuitant prior to the Annuity Commencement Date will be treated as the death of an Owner as described in Section 6.3.

If the Annuitant is not the Owner and the Annuitant dies prior to the Annuity Commencement Date (and no
Contingent Annuitant is named) and the Owner is a natural person, we will treat you or, if there are Joint
Owners, the youngest Owner, as the Annuitant if such youngest Owner has not attained age 90 as of the date of the Annuitant’s death. Otherwise you must name an individual as the Annuitant who has not attained age 90.

ICC10 IU-IA-4027 7

3.4 The Beneficiary
A Beneficiary’s status may be changed at any time prior to the Annuity Commencement Date unless you designate such Beneficiary as an Irrevocable Beneficiary. An Irrevocable Beneficiary cannot be changed without the consent of the Irrevocable Beneficiary. You may designate one or more classes of
Beneficiaries: (i) primary Beneficiaries and (ii) contingent Beneficiaries. The Death Benefit will be paid to the primary Beneficiary. If all the primary Beneficiaries die before any Owner (or, if the Owner is not a natural person, the Annuitant), the contingent Beneficiary shall take the place of, and be deemed to be, the primary Beneficiary. If there are multiple Beneficiaries, the Death Benefit shall be paid in equal shares to all primary Beneficiaries unless you provide Notice to Us directing otherwise.

If there are Joint Owners, at the death of the first Owner, any surviving Owner shall take the place of, and shall be deemed to be, the sole primary Beneficiary. This will override any other Beneficiary designation.

If there is a single natural Owner and all Beneficiaries die before the Owner, or if no Beneficiary has been designated at the time of the Owner’s death, the Owner’s estate will be deemed to be the primary
Beneficiary.

If the Owner is not a natural person and all Beneficiaries die before the Annuitant, or if no Beneficiary has been designated at the time of the Annuitant’s death, the Owner will be deemed to be the primary
Beneficiary.

We will deem any Beneficiary to have predeceased the Owner, if:
(1) Such Beneficiary died at the same time as the Owner;
(2) Such Beneficiary died within twenty-four hours after the Owner’s death; or
(3) There is not sufficient evidence to determine that the Beneficiary and Owner died other than at the same time.

To make a Beneficiary change, you must provide Notice to Us. Unless you specify otherwise, such change cancels any existing Beneficiary designations in the same class (primary or contingent) and will take effect as of the date Notice to Us is signed by the Owner, subject to any payments we make or actions we take prior to receipt of such Notice to Us.

The rights of any Beneficiary (if a natural person), including an Irrevocable Beneficiary, will end if he or she dies prior to the Owner and will pass to any other Beneficiary (which, if a natural person, must then be living) as described in this Section 3.4 unless you provide Notice to Us directing otherwise.

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4. PREMIUMS

4.1 Premiums
The Initial Premium for this Contract is required to put this Contract into effect. The amount of the Initial
Premium is shown on the first page of this Contract.

We retain the right, in our discretion, to refuse to accept any Additional Premium. Subject to our right to refuse and return any Additional Premium, you may pay Additional Premiums prior to the first Contract
Anniversary.

Any Additional Premium must be received at our Customer Service Center at the address shown on the first page of this Contract and are subject to the following limitations:
(1) Each payment of Additional Premium must be at least $500.
(2) The sum of all Premiums paid or the Accumulation Value under all annuity contracts you have with us, including this Contract, must be no more than $1,000,000, unless we approve a higher amount.

4.2 Premium Allocation
You select how to allocate the Premium among the available variable sub-accounts. We reserve the right to allocate the Premium received before expiration of the Right to Examine and Return This Contract
Period to the Specially Designated Variable Sub-account. If we do so, upon expiration of the Right to
Examine and Return This Contract Period, the Accumulation Value will be allocated proportionately in accordance with your directions.

Except as otherwise noted in the preceding paragraph, Additional Premium, if accepted, will be allocated among the variable sub-accounts as you direct. If you do not provide such directions, Additional Premium will be allocated among the variable sub-accounts then available in proportion to the Accumulation Value in those variable sub-accounts on the date the Additional Premium is applied to the Contract.

Premium allocations will be made as of the earlier of 4 P.M. Eastern Time and close of business on the
Business Day such Premium is received by us. Any Premium received by us after the close of regular trading on the New York Stock Exchange will be allocated as of the close of business on the next
Business Day.

4.3 Transfers
Subject to the limitations set out herein, on any Business Day thirty days or more after the Contract Date and prior to the Annuity Commencement Date, if more than one variable sub-account is available, you may transfer the Accumulation Value among such available variable sub-accounts. You may also transfer the Accumulation Value among available variable sub-accounts on or after the Annuity Commencement
Date but only if you are eligible for and elect Payments for Life with a Surrender Right and Death Benefit.
You may not transfer the Accumulation Value among available variable sub-accounts on or after the
Annuity Commencement Date under any other Annuity Plan. To make a transfer, you must provide Notice to Us.

If you make an Excess Transfer, you may be assessed an Excess Transfer Charge. An Excess Transfer is any transfer after twelve transfers in one Contract Year. Transferred values may be reduced by Excess
Transfer Charges. See Section 5.3.

Transfers will occur as of the close of business on the Business Day we receive your request. However, any transfer requests received by us after the close of regular trading on the New York Stock Exchange will take effect as of the close of business on the next Business Day.

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We will monitor transfer activity and will restrict transfers that constitute excessive trading. You may not make more than one purchase and sale of the same variable sub-account within a sixty day period or more than five such purchases and sales within any twelve month period. We may modify these restrictions, or the standard as it may apply to a particular variable sub-account, at any time without prior notice, depending on, among other factors, the needs of the underlying investment portfolio(s) in which the variable sub-account(s) invest, the best interest of the contract Owners, and/or state and federal regulatory requirements. If this standard is modified, it will be applied uniformly to all contracts or as applicable, to all contracts investing in the underlying investment portfolio. We will notify you of any such modification.

4.4 Variable Sub-account No Longer Available
If a variable sub-account is no longer available for the allocation of Additional Premium or for transfers because it has been substituted by or merged into another variable sub-account, we will execute your instructions using the substituted or merged variable sub-account. The portfolio in which the substitute or proposed replacement variable sub-account invests may have higher fees and charges than the portfolio it replaces. If a variable sub-account is no longer available for the allocation of Additional Premium or for transfers for any other reason, we will allocate the Additional Premium pro rata among the remaining available variable sub-accounts in which you are invested. If none of the variable sub-accounts in which you are then currently invested are available for the allocation of Additional Premiums, we will attempt to contact you or your designated representative and obtain alternate instructions. If we are unable to obtain alternate instructions, we will return the Additional Premium to you.

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5. CONTRACT VALUE

5.1 The Variable Separate Account
The variable separate account is treated as a unit investment trust under federal securities laws. The variable separate account is registered with the SEC under the Investment Company Act of 1940. The variable separate account is also governed by the laws of Connecticut, our state of domicile.

The variable separate account is kept separate from our General Account and any other separate accounts we may have. We own the assets in the variable separate account. Assets equal to the reserves and other liabilities of the variable separate account will not be charged with liabilities that arise from any other business we conduct. We may transfer to our General Account assets of the variable separate account that exceed the reserves and other liabilities of the variable separate account. Income along with realized and unrealized gains or losses from assets in the variable separate account are credited to or charged against the variable separate account without regard to other income, gains or losses in our General Account and other separate accounts.

Variable Sub-accounts
The variable separate account is divided into variable sub-accounts, each of which invests in a designated mutual fund, unit investment trust or other investment portfolio that we determine to be suitable for the
Contract’s purposes. The variable sub-accounts, mutual funds, unit investment trusts and other investment portfolios may be managed by a separate investment adviser. Such adviser may be registered under the Investment Advisers Act of 1940.

Changes Within the Variable Separate Account
We may, from time to time, make additional variable sub-accounts available to you. We also have the right to eliminate variable sub-accounts, combine two or more variable sub-accounts or substitute a new investment portfolio for the investment portfolio in which a variable sub-account invests. A substitution may become necessary if, in our judgment, an investment portfolio or variable sub-account no longer suits the purpose of the Contract. This may happen due to a change in laws or regulations, a change in a portfolio’s investment objectives or restrictions, because the investment portfolio or variable sub-account is no longer available for investment or for some other reason. We will obtain any required regulatory approvals before making a substitution. We will send Notice to You in advance of any changes within the variable separate account.

Subject to any required regulatory approvals, we reserve the right to transfer assets of the variable separate account or any variable sub-account that we determine to be associated with the class of contracts to which this Contract belongs to another variable separate account or to another variable sub-
account. The investment portfolio in which the transferred assets invest through the new separate account or variable sub-account may have higher fees than the prior investment portfolio.

When permitted by law, we reserve the right to:
(1) Deregister the variable separate account under the Investment Company Act of 1940;
(2) Operate the variable separate account as a management company under the Investment Company
Act of 1940 if it is operating as a unit investment trust;
(3) Operate the variable separate account as a unit investment trust under the Investment Company Act of 1940 if it is operating as a managed variable separate account;
(4) Restrict or eliminate any voting rights of Owners or other persons who have voting rights to the variable separate account; and
(5) Combine the variable separate account with other variable separate accounts.

5.2 The Accumulation Value
The Accumulation Value of this Contract is the sum of the Accumulation Values in each of the variable sub-accounts. Each variable sub-account is valued at the close of each Business Day for the preceding
Valuation Period.

On the Contract Date, the Accumulation Value in each variable sub-account equals the Initial Premium allocated to that variable sub-account, less premium tax if applicable.

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At the close of each Business Day thereafter, the Accumulation Value in each variable sub-account is calculated as follows:
(1) We start with the Accumulation Value in the variable sub-account at the close of the preceding
Business Day.
(2) We multiply (1) by the variable sub-account’s Net Return Factor, explained below, for the current
Valuation Period.
(3) We add to (2) any Additional Premium accepted, less premium taxes if applicable, to the variable sub-account during the current Valuation Period.
(4) We add or subtract transfers to or from that variable sub-account during the current Valuation Period.
(5) We subtract from (4) any Withdrawals during the current Valuation Period.
(6) We subtract from (5) any charges, other than daily charges, or applicable taxes including any premium taxes not previously deducted, allocated to that variable sub-account for any deductions from Accumulation Value as shown in the Contract Schedule.

Variable Sub-account’s Net Return Factor
The Net Return Factor for each variable sub-account is calculated as follows:
(1) We take the net asset value of the portfolio in which the variable sub-account invests at the close of the current Business Day.
(2) We add to (1) the amount of any dividend or capital gains distribution declared for the portfolio and reinvested in such portfolio during the current Valuation Period.
(3) We divide (2) by the net asset value of the portfolio at the close of the preceding Business Day.
(4) We subtract the daily mortality & expense risk charge set forth in the Contract Schedule for each variable sub-account for each day in the current Valuation Period.

Calculations for variable sub-accounts investing in unit investment trusts are on a per unit basis.

5.3 Charges and Expenses
Minimum Guaranteed Withdrawal Benefit Charge (“MGWB Charge”)
The MGWB Charge is deducted on each quarterly Contract Anniversary from the Accumulation Value in the variable sub-accounts, in the same proportion that the total Accumulation Value in each variable sub-
account bears to the total Accumulation Value in your Contract. The MGWB Charge is equal to the
MGWB Base as of the previous Business Day multiplied by the MGWB Charge Rate shown in the
Contract Schedule. The MGWB Charge will continue to be assessed for as long as the Minimum
Guaranteed Withdrawal Benefit is in effect, unless the Accumulation Value is reduced to zero.

If the Contract is terminated due to the Surrender, cancellation or application of the Accumulation Value to an Annuity Plan other than the Payments for Life with a Surrender Right and Death Benefit Annuity Plan, the MGWB Charge for that portion of the current quarter completed will be deducted from the
Accumulation Value prior to termination of the Contract.

Annual Administrative Charge
We may assess an annual administrative charge to cover a portion of our ongoing administrative expenses. The charge is deducted from the Accumulation Value in each variable sub-account on (1)
each Contract Anniversary prior to the Annuity Commencement Date, (2) on each Contract Anniversary on or following the Annuity Commencement Date if you elect the Payments for Life with a Surrender Right and Death Benefit Annuity Plan, (3) on the Annuity Commencement Date or (4) at Surrender, each such deduction in the same proportion that the Accumulation Value in that variable sub-account bears to the

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total Accumulation Value in all variable sub-accounts on that date. If the Contract Anniversary, Annuity
Commencement Date or Surrender falls on a non-business day, the charge is calculated at the close of business on the next Business Day. We may, at any time, charge less but will never charge more than the annual administrative charge shown in the Contract Schedule. At the time of deduction, this charge will be waived if:
(1) The Accumulation Value is at least $100,000; or
(2) The sum of Premiums received to date is at least $100,000.

At our discretion, we may reduce, but not increase the amounts stated above for waiving the annual administrative charge.

Excess Transfer Charge
We may assess an Excess Transfer Charge for each Excess Transfer, that is all transfers after the first twelve in a Contract Year. Any Excess Transfer Charge will be deducted from the Accumulation Value in the variable sub-account(s) from which an Excess Transfer is made. The transfer of Accumulation Value from any variable sub-account is deemed to be one transfer regardless of the number of variable sub-
accounts into which the value is transferred. We may, at any time, charge less but will never charge more than the Excess Transfer Charge shown in the Contract Schedule.

Mortality & Expense Risk Charge
We assess a mortality & expense risk charge (“M & E charge”) against each variable sub-account on a daily basis. We may, at any time, charge less but will never charge more than the daily M & E charge shown in the Contract Schedule.

Premium Tax
We may deduct from the Accumulation Value the amount of any premium tax or other state and local taxes levied by any state or local government entity when:
(1) Such premium tax is incurred by us; or
(2) The Accumulation Value is applied to an Annuity Plan on the Annuity Commencement Date as
described in Section 6.4.

We have the right to change the amount we charge for any premium tax to conform to changes in the applicable law or if you change your state of residence. Unless you direct otherwise, any premium taxes will be deducted from all variable sub-accounts on a pro rata basis.

Other Taxes
We do not expect any U.S. federal income tax liability attributable to the variable separate account.
However, changes in federal laws, regulations and/or their interpretation thereof may result in our being taxed on income or gains attributable to the variable separate account. In this case, a charge may be deducted from the variable separate account to provide for the payment of such taxes.

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6. CONTRACT BENEFITS

6.1 Contract Surrender
At any time prior to the Annuity Commencement Date, you may Surrender this Contract for its Cash
Surrender Value. You may also Surrender this Contract for its Cash Surrender Value on or after the
Annuity Commencement Date but only if you elect Payments for Life with a Surrender Right and Death
Benefit. You may not Surrender this Contract for a Cash Surrender Value on or after the Annuity
Commencement Date under any other Annuity Plan. To Surrender this Contract for its Cash Surrender
Value, you must provide Notice to Us. If we receive your Notice to Us before the close of business on any
Business Day, the Cash Surrender Value will be determined at the close of business on such Business
Day; otherwise, the Cash Surrender Value will be determined as of the close of the next Business Day.
We may require that this Contract be returned to us before we pay you the Cash Surrender Value. If you have lost the Contract, we may require that you complete and return to our Customer Service Center a lost contract form. Upon payment of the Cash Surrender Value, this Contract will terminate and cease to have any further value.

To calculate the Cash Surrender Value, we start with the Accumulation Value at the time of Surrender.
We subtract any charges that have been incurred but not deducted, including but not limited to, any annual administrative charges and the pro rata portion of any MGWB Charges.

6.2 Withdrawals
At any time prior to the Annuity Commencement Date, you may withdraw a portion of the Accumulation
Value, subject to the terms and conditions stated below, by providing Notice to Us. If we receive your
Notice to Us before the close of business on any Business Day, the Withdrawal will be taken at the close of business on such Business Day; otherwise, the Withdrawal will be taken as of the close of the next
Business Day. Unless you direct otherwise, Withdrawals will be withdrawn from all variable sub-accounts on a pro rata basis. Any Excess Withdrawal will be deemed to be a full Surrender and the Cash Surrender
Value will be paid if, at the time of the Withdrawal, no Premiums have been received for the prior 24 months and the remaining Cash Surrender Value as of the close of that Business Day is less than $2,500.

The minimum amount that may be withdrawn at any one time is the lesser of $1,000 or the Maximum
Annual Withdrawal amount.

The Minimum Guaranteed Withdrawal Benefit (MGWB)
The Minimum Guaranteed Withdrawal Benefit is effective as of the Contract Date and guarantees that a pre-determined amount, the MAW, may be withdrawn from the Contract annually after the Annuitant reaches the Lifetime Withdrawal Eligibility Age regardless of market performance and even if the
Accumulation Value is zero, until the date of the Annuitant’s death or the MGWB is otherwise terminated.

MGWB Base
On the Contract Date, the initial MGWB Base is the Initial Premium. Thereafter, the MGWB Base will increase as a result of any Additional Premiums we agree to accept, as well as any Ratchets as described below, and may decrease due to Withdrawals.

To the extent an Additional Premium is accepted, on any date that such Additional Premium is paid, the
MGWB Base will increase by the amount of that Additional Premium. If an Additional Premium is paid on a Ratchet Date, that Additional Premium will be added to the MGWB Base before any otherwise applicable
Ratchets are applied.

Ratchets
A Ratchet is an increase to the MGWB Base equal to the amount by which the Accumulation Value on the applicable Ratchet Date is greater than the MGWB Base on such Ratchet Date. On any Ratchet Date following the Contract Date, if the current Accumulation Value is greater than the current MGWB Base, the
MGWB Base will be set equal to the current Accumulation Value. If the Accumulation Value on the applicable Ratchet Date is equal to or less than the MGWB Base on such Ratchet Date, no Ratchet occurs.

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On the day the Contract enters the Lifetime Withdrawal Phase, if not occurring on a Ratchet Date, if the
Accumulation Value as of the previous Business Day is greater than the current MGWB Base, the MGWB
Base will be set equal to the Accumulation Value as of the previous Business Day.

Ratchet Dates are shown in the Contract Schedule. If a Ratchet Date falls on a non-Business Day, the determination of whether a Ratchet occurs will take place on the next Business Day using the
Accumulation Value as of the close of that day.

Lifetime Withdrawal Phase
The Lifetime Withdrawal Phase is the period under the Minimum Guaranteed Withdrawal Benefit during which the Maximum Annual Withdrawal is calculated and is available for withdrawal. The Contract will enter the Lifetime Withdrawal Phase of the Minimum Guaranteed Withdrawal Benefit on the day of the first
Withdrawal, other than a Withdrawal requested for the payment of Investment Advisory Fees, on or following the date the Annuitant attains the Lifetime Withdrawal Eligibility Age as shown in the Contract
Schedule. The Contract will remain in the Lifetime Withdrawal Phase until the earlier of:
(1) The date the Contract is Surrendered or otherwise terminated, at which time the Minimum Guaranteed
Withdrawal Benefit also is terminated;
(2) The first Owner’s death or, if the Owner is not a natural person, the Annuitant’s death, at which time the Minimum Guaranteed Withdrawal Benefit will terminate and no further Minimum Guaranteed
Withdrawal Benefits will be payable (see Section 6.3 for options available to a spousal beneficiary);
(3) The Contract’s Annuity Commencement Date unless you elect the Payments for Life with a Surrender
Right and Death Benefit Annuity Plan;
(4) The date the Accumulation Value is reduced to zero by an Excess Withdrawal, at which time the
Minimum Guaranteed Withdrawal Benefit will terminate and no further Minimum Guaranteed
Withdrawal Benefits will be payable; and
(5) The date the Contract enters the Lifetime Automatic Periodic Benefit Status.

Maximum Annual Withdrawal (MAW) Calculation
On the day the Contract enters the Lifetime Withdrawal Phase, the Maximum Annual Withdrawal (MAW)
will be set equal to:
(1) The applicable MAW percentage, as shown in the Contract Schedule based on the Annuitant’s age;
multiplied by
(2) The MGWB Base, after any calculations occurring on that day that would result in an increase to the
MGWB Base.
On any other date the MGWB Base is recalculated, the MAW will be recalculated to equal:
(A) The MAW percentage (as determined on the day the Contract enters the Lifetime Withdrawal Phase);
multiplied by
(B) The recalculated MGWB Base as of that date.

Lifetime Automatic Periodic Benefit Status
The Lifetime Automatic Periodic Benefit Status is the period during which periodic payments, called
MGWB Periodic Payments, will be paid to you. If the Accumulation Value is reduced to zero (other than by an Excess Withdrawal or Surrender), the Contract will enter the Lifetime Automatic Periodic Benefit
Status on the date of the first MGWB Periodic Payment. The MGWB Periodic Payment is an annual amount equal to the MAW. MGWB Periodic Payments will begin on the Contract Anniversary following the later of the date the Accumulation Value is reduced to zero (other than by an Excess Withdrawal) and the date the Annuitant reaches the Lifetime Withdrawal Eligibility Age.

At the time the Accumulation Value is reduced to zero (other than by an Excess Withdrawal), if the MAW exceeds the Withdrawals for that Contract Year, including the Withdrawal that reduced the Accumulation
Value to zero, a payment will be paid immediately to the Owner equal to the excess of the MAW over such
Withdrawals. Thereafter, MGWB Periodic Payments will be payable on Contract Anniversaries as described above.

When the Contract enters the Lifetime Automatic Periodic Benefit Status, the Contract is modified as follows:
(1) The Contract will provide no further benefits other than as provided in connection with the Minimum
Guaranteed Withdrawal Benefit;

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(2) Any Endorsements attached to the Contract shall terminate unless specified otherwise in the
Endorsements; and
(3) No Additional Premiums will be accepted.

While in the Lifetime Automatic Periodic Benefit Status, MGWB Periodic Payments will continue to be paid annually until the Annuitant’s death. After the Contract enters the Lifetime Automatic Periodic Benefit
Status, the Contract including the Minimum Guaranteed Withdrawal Benefit will terminate when the
Annuitant dies. If MGWB Periodic Payments are disbursed after the Annuitant’s date of death, but before we are notified of such death, the Owner or, if applicable, the Owner’s estate is obligated to return such
MGWB Periodic Payments.

Withdrawal Adjustments to MGWB Base
The amount of any Withdrawal adjustments will be calculated as follows:
(1) For any Withdrawals requested for the payment of Investment Advisory Fees prior to the Contract entering the Lifetime Withdrawal Phase, the Withdrawal adjustment applied to the MGWB Base will be a reduction equal to the dollar amount of the Withdrawal.
(2) For any Excess Withdrawals requested, the Withdrawal adjustment to the MGWB Base will be applied on a pro rata basis as described below.
(3) Any Withdrawals that are not Excess Withdrawals requested while the Contract is in the Lifetime
Withdrawal Phase, including Withdrawals requested for the payment of Investment Advisory Fees, will have no impact to the MGWB Base.

Excess Withdrawals
On the date that any Excess Withdrawal occurs, an immediate pro rata reduction will be applied to the
MGWB Base. The proportion of any such pro rata reduction will equal:

A
{B – (C – A)}

Where: A is the amount of the Excess Withdrawal; B is the Accumulation Value immediately prior to the
Withdrawal; and C is the total amount of the current Withdrawal. This means the MGWB Base is reduced by the same percentage that the Accumulation Value is reduced by the Excess Withdrawal.

Excess Withdrawals could reduce future benefits by more than the dollar amount of the Excess
Withdrawal.

Change of Owner
Any change in ownership will cause the termination of the Minimum Guaranteed Withdrawal Benefit and no payments under the Minimum Guaranteed Withdrawal Benefit will be payable thereafter, except for the following specifically allowed transactions:
(1) A change of ownership pursuant to spousal continuation as set forth in the Section 6.3 below;
(2) A change of ownership from one custodian to another custodian for the benefit of the same individual;
(3) A change of ownership from a custodian for the benefit of an individual to the same individual;
(4) A change of ownership from an individual to custodian for the benefit of the same individual;
(5) Collateral assignments;
(6) A change of ownership from one trust to another trust where the individual Owner and the grantor of both trusts are the same individual;
(7) A change of ownership from an individual to a trust where the individual Owner and the grantor of the trust are the same individual;
(8) A change of ownership from a trust to an individual where the individual Owner and grantor of the trust is the same individual; and
(9) A change of ownership executed pursuant to a court order.

Minimum Guaranteed Withdrawal Benefit Termination
The Minimum Guaranteed Withdrawal Benefit may not be cancelled unless the Contract is Surrendered or terminated or upon certain changes of ownership as described in Sections 6.2.

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The Minimum Guaranteed Withdrawal Benefit has no Surrender value or other non-forfeiture benefits upon termination.

6.3 The Death Benefit
The Death Benefit is payable to the Beneficiary as determined under Section 3.4 if any Owner (or, if the
Owner is not a natural person, the Annuitant) dies (1) before the Annuity Commencement Date and before the Contract enters the Lifetime Automatic Periodic Benefit Status or (2) while the Payments for Life with a
Surrender Right and Death Benefit Annuity Plan is in effect and before the Contract enters Lifetime
Automatic Periodic Benefit Status. Only one Death Benefit is payable under this Contract. If there are multiple Beneficiaries, the Death Benefit will be paid in equal shares to all primary Beneficiaries unless you previously provided Notice to Us directing otherwise.

The Death Benefit will be the Accumulation Value and will be determined as of the date we receive Proof of Death. If we receive Proof of Death and all required claim forms on the same date, the Death Benefit will be paid on that date.

This paragraph applies if the Payments for Life with a Surrender Right and Death Benefit Annuity Plan is not in effect at the time the Death Benefit becomes payable. If the Death Benefit becomes payable, it may be received in a single lump sum or applied to any Annuity Plan described in Section 6.4 except the
Payments for Life with a Surrender Right and Death Benefit Annuity Plan, subject to the requirements of and time limits prescribed by Section 72(s) of the Code and the provisions of this Section 6.3 relating to spousal Beneficiaries and non-spousal Beneficiaries. If the Death Benefit is applied to an Annuity Plan, the Beneficiary is deemed to be the Annuitant. If the Payments for Life with a Surrender Right and Death
Benefit Annuity Plan is in effect at the time the Death Benefit becomes payable, you may receive the
Death Benefit as described under that Annuity Plan in Section 6.4.

Except as otherwise stated below, the death of the first Owner or, if the Owner is not a natural person, the
Annuitant, will terminate the Minimum Guaranteed Withdrawal Benefit and, upon payment of the Death
Benefit, the Contract. Upon Proof of Death, any charges for the Minimum Guaranteed Withdrawal Benefit which are due but unpaid for any period of time the Minimum Guaranteed Withdrawal Benefit was active and in force prior to the date of death will be deducted or any charges for the Minimum Guaranteed
Withdrawal Benefit that have been deducted for any period of time after the date of death will be refunded.

If the Contract is in the Lifetime Automatic Periodic Benefit Status at the time of any Owner’s death and such Owner was not also the Annuitant, MGWB Periodic Payments will continue until the death of the
Annuitant. If the Contract is in the Lifetime Automatic Periodic Benefit Status at the time of the Owner’s death and such Owner was also the Annuitant, the Minimum Guaranteed Withdrawal Benefit will terminate.

Spousal Beneficiaries
If death occurs before the Annuity Commencement Date and the Contract is not in Lifetime Automatic
Periodic Benefit Status and the sole primary Beneficiary is the deceased Owner’s “spouse” (as defined by federal law), upon Notice to Us from your surviving spouse, in lieu of receiving the Death Benefit, the
Contract may be continued with the surviving spouse as the new Owner, pursuant to Section 72(s) of the
Code and the following will apply:
(1) If the deceased Owner was an Annuitant, the surviving spouse will also become an Annuitant.
(2) The age of the surviving spouse will be used as the Owner’s age under the continued Contract.
(3) Acceptance of Additional Premiums will be deemed to be an election to continue the Contract.
(4) At the subsequent death of the new Owner (i.e., the surviving spouse), the Death Benefit must be distributed as required for non-spousal Beneficiaries as stated below, after which, the continued
Contract will terminate.

On the date the Contract is continued, the Minimum Guaranteed Withdrawal Benefit, if in effect at the time of the deceased Owner’s death, will also resume subject to the following conditions:
(1) The surviving spouse becomes the Annuitant and sole Owner;

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(2) Eligibility to enter the Lifetime Withdrawal Phase will be based on the continuing spouse’s age;
(3) The applicable MAW Percentage, as shown in the Contract Schedule, will be based on the continuing spouse’s age at the time the Lifetime Withdrawal Phase begins following continuation;
(4) MGWB Charges will resume upon the first quarterly Contract Anniversary following continuation and will be deducted starting on the second quarterly Contract Anniversary;
(5) On the day the Contract is continued, the MGWB Base will be set equal to the current Accumulation
Value provided, however, if the surviving spouse was a Joint Owner and the Annuitant, or if the
Contract was not yet in the Lifetime Withdrawal Phase on the date of the Owner’s death, the MGWB
Base will be set equal to the greater of the current Accumulation Value or the MGWB Base existing at the time of the deceased Owner’s death, reduced pro rata for any Withdrawals taken since the deceased Owner’s death;
(6) Any Withdrawals taken in the Contract Year in which the Contract is continued will be included in determining whether any Excess Withdrawals have been taken in that Contract Year as well as used in calculating any pro rata reductions of the MGWB Base as described in the Section 6.2; and
(7) Calculation of the MGWB Base will resume as stated in the Section 6.2.

If the deceased Owner’s spouse does not choose to continue the Contract (or, if continued, upon the death of the deceased Owner’s spouse), the Minimum Guaranteed Withdrawal Benefit will terminate and the Death Benefit will be distributed as stated below for non-spousal Beneficiaries. If the deceased
Owner’s spouse has attained age 90 on the date of the Owner’s death, the deceased Owner’s spouse may not choose to continue the Contract and the Death Benefit will be distributed as stated below for non-
spousal Beneficiaries.

Non-spousal Beneficiaries
If death occurs before the Annuity Commencement Date and the Contract is not in the Lifetime Automatic
Periodic Benefit Status and the deceased Owner’s spouse is not a primary Beneficiary, the primary
Beneficiary will become the Annuitant, the Death Benefit will be payable to the Beneficiary, and the following will apply:
(1) The Minimum Guaranteed Withdrawal Benefit will terminate;
(2) No Additional Premiums may be made following the date of the Owner’s death; and
(3) The remaining interest in the Contract must be distributed to the Beneficiary:
(a) Within five years of the Owner’s death; or
(b) Beginning within one year after the Owner’s death:
(i) Over the life of the Beneficiary or
(ii) Over a period not greater than the Beneficiary’s life expectancy.

If any Beneficiary dies before all Death Benefit payments have been distributed, any remaining distributions will be paid to such Beneficiary’s estate or as otherwise directed by the Beneficiary in a Notice to Us.

How to Claim the Death Benefit
We shall pay the Death Benefit upon our receipt of Proof of Death and all required claim forms. The claimant should contact our Customer Service Center at the address or phone number on the first page of this Contract for further instructions.

6.4 Annuity Payments
If the Accumulation Value is less than $2,000 on the Annuity Commencement Date as shown on the first page of this Contract or as later changed subject to the restrictions described below, we will pay you or, subject to our consent in the event the payee is not a natural person, a payee designated by you, such
Accumulation Value in one lump sum payment as directed by you and this Contract will have no further

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value. If the Accumulation Value is equal to or greater than $2,000 on the Annuity Commencement Date as shown on the first page of this Contract or as later changed as provided below and the Annuitant is living on the Annuity Commencement Date, we will begin making Annuity Payments as described below.
Upon application of the Accumulation Value to an Annuity Plan, unless you are eligible for and elect the
Payments for Life with a Surrender Right and Death Benefit Annuity Plan, this Contract will cease to have any further value other than that provided under the Annuity Plan you elected and will terminate when
Annuity Payments cease under the Annuity Plan.

We will make Annuity Payments beginning on the Annuity Commencement Date, on a monthly basis unless you deliver Notice to Us directing us to pay at a different frequency. However, requests for periodic payments other than monthly, quarterly, semi-annually or annually require our consent. You may not change the payment frequency after Annuity Payments begin.

If the day an Annuity Payment is scheduled to be paid is not a Business Day, for instance, a weekend, or does not exist in any month in which an Annuity Payment is due, for instance a month that does not contain twenty-nine, thirty, or thirty-one days, such Annuity Payment will be paid on the next Business
Day.

The amount applied to an Annuity Plan will be the Accumulation Value calculated as set forth in Section
5.2, less any applicable premium tax. The Annuity Payment amount will be determined by the amount applied to the Annuity Plan you have elected.

Each Annuity Payment must equal at least $20. If Annuity Payments would be less than $20, we have the right to make such Annuity Payments less frequently as necessary to make the Annuity Payment equal to at least $20.

We have the right to change the $2,000 and $20 minimums stated in this provision, if allowed by law, based upon increases reflected in the Consumer Price Index for All Urban Consumers (CPI-U) since
September 1, 2009.

Selecting an Annuity Commencement Date
You select the Annuity Commencement Date. The Annuity Commencement Date may be any date following the first Contract Anniversary but not later than January first on or next following the oldest
Annuitant’s 90th birthday, unless we agree to a later date. You may select an Annuity Commencement
Date by providing Notice to Us at least thirty days in advance of the date you select. If you do not select an Annuity Commencement Date, the Annuity Commencement Date will be January first on or next following the oldest Annuitant’s 90th birthday.

Lifetime Income Annuity Option
On the Annuity Commencement Date if the Minimum Guaranteed Withdrawal Benefit is in effect and you choose the Life Only Payments Annuity Plan as described below, we will pay the greater of the Annuity
Payments or annual payments equal to the MAW. If you choose any other Annuity Plan, with the exception of the Payments for Life with Surrender Right and Death Benefit Annuity Plan described below, we will begin Annuity Payments on the Annuity Commencement Date and no payments under the
Minimum Guaranteed Withdrawal Benefit will be payable thereafter.

Electing an Annuity Plan
You may elect any of the Annuity Plans described below. In addition, you may elect any other Annuity
Plan we may be offering thirty days prior to the Annuity Commencement Date, the latest date by which you must provide your election. You may change the Annuity Plan you have elected at any time before the
Annuity Commencement Date by providing at least thirty days prior Notice to Us. Upon request, we will send you the proper forms to elect or change the Annuity Plan. The elected Annuity Plan will become effective when we receive satisfactorily completed forms indicating your election. Once Annuity Payments begin, the Annuity Plan may not be changed.

If you select an Annuity Commencement Date that is earlier than the latest Annuity Commencement Date permitted under the Contract but you do not elect an Annuity Plan by the Annuity Commencement Date,

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payments, calculated based on the Annuitant’s life, will be made to you or a payee designated by you automatically each month for a minimum of 120 months and as long thereafter as the Annuitant lives unless otherwise limited by applicable law. If the Annuity Commencement Date is the latest date permitted under the Contract and you have not elected an Annuity Plan, Annuity Payments will begin under the Payments for Life with a Surrender Right and Death Benefit Annuity Plan.

Your election of the Annuity Plan is subject to the following additional terms and conditions:
(1) If you do not direct otherwise, Annuity Payments will be paid to you.
(2) Our consent is necessary if the payee is not a natural person.
(3) Any change in payee will take effect as of the date we receive Notice to Us.

If any Owner or payee dies on or after the Annuity Commencement Date but before all Annuity Payments have been paid, we will pay the primary Beneficiary the remaining value of any such Annuity Payments at least as rapidly as under the Annuity Plan that is in effect at the time of death.

The Annuity Payments received under an Annuity Plan through this Contract will not be less than the payments that would be provided from the application of the Cash Surrender Value to a single premium immediate annuity under the same Annuity Plan offered by us on the Annuity Commencement Date.

The Annuity Plans
(1) Payments for a Period Certain
Annuity Payments are paid in equal installments for a fixed number of years as shown in Table A below. The number of years cannot be less than ten or, subject to any limitations under applicable law, more than thirty.
(2) Payments for Life with Period Certain
Annuity Payments are paid for a fixed number of years and as long thereafter as the Annuitant is living as shown in Table B below. However, the number of years cannot be less than ten or more than thirty unless otherwise required by applicable law.
(3) Life Only Payments
Annuity Payments are paid for as long as the Annuitant is living as shown in Table B below.
(4) Joint and Last Survivor Life Payments
Annuity Payments are paid for as long as either of two Annuitants is living as shown in Table C below.
(5) Payments for Life with Surrender Right and Death Benefit
If Annuity Payments have not commenced by the latest Annuity Commencement Date permitted under the Contract, you may elect, in lieu of any other Annuity Plan, Annuity Payments that will begin on or about January 25th following the Annuity Commencement Date and be paid for as long as the
Annuitant is living. Annuity Payments under this Annuity Plan will equal, on an annual calendar year basis after the Annuity Commencement Date, the greater of:
(a) The MAW and
(b) The Accumulation Value as of the end of the prior calendar year, determined as if the Contract had not been annuitized, divided by the life expectancy of the Annuitant, based on the Annuitant’s age, as determined under the Single Life Table under Treasury Regulation Section 1.401(a)(9)-9 as shown in Table D.

Under this option, the Accumulation Value will remain allocated among the available variable sub-
accounts as you direct. The Owner may Surrender the Contract at any time but Withdrawals,
Additional Premiums, or subsequent election of a different Annuity Plan will not be permitted.

Upon the death of the Annuitant, if the Contract is not in Lifetime Automatic Periodic Benefit Status the
Beneficiary will be entitled to receive the Death Benefit, as described in Section 6.3, according to one of the following:
(a) In a lump sum on or before the end of the calendar year in which the Annuitant’s death occurs; or
(b) Periodic payments, in the same frequency and at least as rapidly as under this Annuity Plan at the time of death, equal to, on an annual basis as determined as of the end of the prior year immediately preceding the Contract Year in which the payments will be made, the Accumulation

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Value divided by the remaining life expectancy of the Annuitant at the time of death (or the life expectancy of the Beneficiary at the time of the Annuitant’s death if shorter) as determined under the Single Life Table under Treasury Regulation Section 1.401(a)(9)-9. On each December 31st following the first periodic payment under this distribution option, the periodic payment will be calculated using the remaining Accumulation Value and the life expectancy factor used in calculating the prior payment to the Beneficiary reduced by one.

Annuity Plan Tables
Tables A, B, and C show the minimum monthly payments for each $1,000 applied under the Annuity Plan, assuming fixed payments with a net investment return of 1.0%, using the Annuity 2000 Mortality Tables.
We may pay a higher rate at our discretion.

In Tables B and C, the amount of each payment will depend on the Annuitant’s sex and age, as determined by the nearest birthday, at the Annuity Commencement Date. Annuity Payments made on a basis other than monthly and for ages or number of years not shown will be calculated on the same basis as those shown and may be obtained from us by contacting our Customer Service Center at the address or phone number set forth on the first page of the Contract.

Table D contains the life expectancy factors to be applied to the Annuitant Payments for Life with
Surrender Right and Death Benefit Annuity Plan.

Table A: Monthly Payments for a Period Certain

Years		Years		Years

10	$8.75	17	$5.33	24	$3.90
11	7.99	18	5.05	25	3.76
12	7.36	19	4.81	26	3.64
13	6.83	20	4.59	27	3.52
14	6.37	21	4.40	28	3.41
15	5.98	22	4.22	29	3.31
16	5.63	23	4.05	30	3.21

Table B: Monthly Life Payments (Single Annuitant)

Annuitant’s	Life Only	Life with 10 Year Period Certain	Life with 20 Year Period Certain
Age	Male/Female	Male/Female	Male/Female

50	$2.98/2.75	$2.97/2.74	$2.89/2.70
55	3.37/3.08	3.34/3.07	3.20/2.99
60	3.89/3.52	3.82/3.49	3.55/3.34
65	4.58/4.11	4.44/4.04	3.91/3.72
70	5.54/4.93	5.20/4.75	4.22/4.10
75	6.87/6.12	6.09/5.67	4.43/4.38
80	8.72/7.88	7.00/6.71	4.54/4.53
85	11.30/10.50	7.79/7.65	4.58/4.58
90	14.85/14.23	8.34/8.28	4.59/4.59

ICC10 IU-IA-4027 21

Table C: Monthly Joint and Last Survivor Life Payments (Joint Annuitants)

					Male
					Age
Female
Age	50	55	60	65	70	75	80	85	90

50	$2.47	$2.55	$2.62	$2.67	$2.70	$2.72	$2.73	$2.74	$2.74
55	2.60	2.73	2.85	2.93	2.99	3.03	3.05	3.06	3.07
60	2.71	2.90	3.08	3.22	3.33	3.41	3.46	3.48	3.50
65	2.81	3.05	3.30	3.53	3.73	3.87	3.97	4.03	4.07
70	2.87	3.16	3.49	3.83	4.15	4.41	4.61	4.75	4.83
75	2.92	3.25	3.64	4.09	4.56	5.01	5.39	5.67	5.86
80	2.95	3.30	3.74	4.28	4.91	5.58	6.23	6.79	7.20
85	2.96	3.34	3.81	4.42	5.17	6.06	7.03	7.98	8.80
90	2.97	3.54	3.84	4.49	5.33	6.39	7.66	9.05	10.41

Table D: Single Life Table under Treasury Regulation Section 1.401(a)(9)-9

Age	Life	Age	Life	Age	Life
	Expectancy		Expectancy		Expectancy

85	7.6	94	4.3	103	2.3
86	7.1	95	4.1	104	2.1
87	6.7	96	3.8	105	1.9
88	6.3	97	3.6	106	1.7
89	5.9	98	3.4	107	1.5
90	5.5	99	3.1	108	1.4
91	5.2	100	2.9	109	1.2
92	4.9	101	2.7	110	1.1
93	4.6	102	2.5	111	1.0

ICC10 IU-IA-4027 22

7. OTHER IMPORTANT INFORMATION

7.1 Report to Owner
We will provide you a report at least once during each Contract Year. The report will show the current
Accumulation Value, the Cash Surrender Value, the MGWB Base and the Maximum Annual Withdrawal,
as well as amounts deducted from, or added to, the Accumulation Value since the last report.

This report will be sent to you at your last known address within sixty days after the report date. Upon your request, we will provide additional reports but we reserve the right to assess a charge not to exceed
$50 for each additional report. We will also provide you with copies of any shareholder reports of the portfolios in which the variable sub-accounts invest as well as any other notices, reports or documents as required by law or regulation. You may contact us at any time to determine your Withdrawal options.

7.2 Assignment
You may assign this Contract as security for a loan or other obligation. Such an assignment is not a change of ownership. However, your rights, and those of any Beneficiary, are subject to the terms of any assignment. Written consent of any Irrevocable Beneficiary is required before any assignment is effective.
You shall provide Notice to Us in order to make, modify or release any assignment. An assignment will take effect as of the date Notice to Us is signed by the Owner, unless otherwise specified by the Owner, subject to any payments we make or actions we take prior to our receipt of such Notice to Us. We are not responsible for the validity, or other effects, of an assignment.

7.3 Misstatement Made by Owner in Connection with the Purchase of this Contract
We may require proof of the age and/or sex of any person upon whose life the Death Benefits or Annuity
Payments are determined. If you have misstated the age or sex of such person, we will adjust future benefit payments to reflect those that would have been provided at the correct age or sex. We will include in the next payment any underpayments due to such misstatement with interest credited at the rate of
1.5% annually. We will deduct any overpayments plus interest at the rate of 1.5% annually from future payments until the overpayment has been repaid in full.

7.4 Payments We May Defer
We may not be able to determine the value of the assets in the variable sub-accounts when:
(1) The New York Stock Exchange is closed for trading; or
(2) An emergency exists as determined by the SEC so that the sale of securities held in the variable separate account may not reasonably occur or so that we may not reasonably determine the value of the variable separate account’s net assets.

During such times, as to amounts allocated to the variable sub-accounts, we may delay:
(1) Determination and payment of the Cash Surrender Value;
(2) Determination and payment of any Death Benefit;
(3) Allocation changes of the Accumulation Value; or
(4) Application of the Accumulation Value under an Annuity Plan.

7.5 Incontestability
Except in the case of fraud, when permitted by applicable law in the state where the Contract is delivered or issued for delivery, if the application is attached to and made a part of the Contract, this Contract shall be incontestable after it has been in force for two years from the Contract Date.

ICC10 IU-IA-4027 23

7.6 Basis of Computation
We have filed a detailed statement of our computations with the Interstate Insurance Product Regulation
Commission. The reserves and guaranteed values will at no time be less than the minimums required by
Section 7 of the NAIC Model Variable Annuity Regulation model #250.

7.7 Rules for Interpreting this Contract
In this Contract, headings and captions are intended for convenience in reference only and do not affect interpretation of the Contract’s provisions. Unless the context clearly indicates otherwise:
(1) All language which implies the singular will also include the plural (and vice versa) and any words indicating one gender will also include the other gender, as appropriate; and
(2) Where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase will have a corresponding meaning.

7.8 Non-Waiver
We may, in our discretion, elect not to exercise a right, privilege, or option under the Contract. Such election will not constitute a waiver of the right to exercise such right, privilege, or option at any subsequent time, nor will it constitute a waiver of any provision in the Contract.

7.9 Conformity with Interstate Insurance Product Regulation Commission Standards
This Contract has been approved under the authority of the Interstate Insurance Product Regulation
Commission (“IIPRC”) and is issued under the IIPRC standards. Any provision of the Contract that is in conflict with IIPRC standards on the Contract Date is hereby amended to conform to those standards for this product type as of the provision’s effective date.

ICC10 IU-IA-4027 24

ING Life Insurance and Annuity Company [Windsor, Connecticut] [Customer Service Center P.O. Box 10450 909 Locust Street Des Moines, Iowa 50306-0450] [1-888-854-5950]

MODIFIED SINGLE PREMIUM DEFERRED INDIVIDUAL VARIABLE ANNUITY CONTRACT WITH MINIMUM GUARANTEED WITHDRAWAL BENEFIT

This Contract is non-participating which means it will not pay dividends resulting from any of the surplus or earnings of ING Life Insurance and Annuity Company.

ICC10 IU-IA-4027